Exhibit 99.2

NEWS RELEASE

APOGEE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
Cell: 612-805-9910
mjackson@apog.com

For Immediate Release

Monday, February 2, 2004

APOGEE PROMOTES MICHAEL B. CLAUER

MINNEAPOLIS, MN (February 2, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced that Michael B. Clauer has been promoted to executive vice president responsible for three architectural segment business units and the large-scale optical segment. Since joining Apogee in November 2000, Clauer, 46, has been executive vice president and chief financial officer. He has also served as president of the company’s Tru Vue business since December 2001.

“With the recent sale of Harmon AutoGlass, we are redirecting Mike and have promoted him to execute key elements of our strategic plan,” said Russell Huffer, chairman, president and chief executive officer. “He will be responsible for our curtainwall and window, and glass installation businesses, along with our large-scale optical segment. We are in the process of conducting a search for the chief financial officer position.

“As we’ve stated, our strategic plan focuses on growing our architectural glass, architectural products and services, and picture framing glass product lines, which offer significant opportunities for growth,” said Huffer. “The strategies that we are developing and implementing are designed to help grow our core products and services, obtain new revenues from extensions of these businesses, and achieve higher profitability on our revenues.

“Mike has shown great leadership in focusing our large-scale optical segment on the promising picture framing industry and combining our Tru Vue and Viratec businesses to more effectively and efficiently serve these markets,” he said. “His strong financial background should serve him well in improving the controls and predictability of our Harmon, Inc., Wausau Window and Wall Systems and Linetec businesses. In making Mike responsible for executing key elements of our strategic plan, these three architectural businesses and the large-scale optical segment, he will be directly focused on growing Apogee to improve shareholder value.”

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

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Clauer was executive vice president and chief financial officer at Budget Group, Inc., a leading car and truck rental company, from November 1997 to February 2000, where he was responsible for the traditional financial functions, as well as information technology, purchasing and shared administrative services. Prior to joining Budget, Clauer spent 10 years with PepsiCo, Inc. in various financial management positions in the domestic and international beverage and restaurant businesses. Clauer started his career with Arthur Andersen & Company in audit, and was chief financial officer at Open Port Technology, a venture capital-backed software company in Chicago, Illinois, prior to joining Apogee.

Clauer holds a bachelor’s degree from California State Polytechnical University-Pomona and a CPA in California.

About Apogee Enterprises

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the picture framing, display and imaging industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the picture framing, global display and imaging markets.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com